Exhibit 99.1

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT, dated as of July 28, 2008, is made by and among Sy Syms, Marcy Syms, Our Best Customer Inc., a New York corporation, and The Cortlandt Enterprises Limited Partnership, a New York limited Partnership (collectively, the "Parties," and each individually, a "Party").  Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that Schedule 13D is filed on behalf of each such Party and that all subsequent amendments to the Statement on Schedule 13D shall be filed on behalf of each of the Parties without the necessity of filing additional joint acquisition statements.  The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.

[signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Joint Filing Agreement as of the day and year first above written.

SY SYMS
/s/ Sy Syms

MARCY SYMS
/s/ Marcy Syms

THE CORTLANDT ENTERPRISES LIMITED PARTNERSHIP
By:	Our Best Customer Inc., its General Partner
By:	/s/ Marcy Syms
Marcy Syms President

OUR BEST CUSTOMER INC
By:	/s/ Marcy Syms
Marcy Syms President